UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2016

Atlas Air Worldwide Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-16545	13-4146982
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-701-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 19, 2016, Atlas Air Worldwide Holdings, Inc. (the "Company") issued a press release announcing its planned acquisition of Southern Air Holdings, Inc., a Delaware corporation ("Southern Air"), in an all-cash, debt-free transaction valued at approximately $110 million, subject to typical adjustments. Southern Air is the parent company of Worldwide Air Logistics Group and its two operating subsidiaries, Southern Air Inc. and Florida West International Airways, Inc. The acquisition is expected to be done by means of an Agreement and Plan of Merger, dated as of January 15, 2016, by and among the Company, Southern Air and certain other parties named therein, including Iris Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company ("Merger Sub"), pursuant to which Merger Sub will merge with and into Southern Air, with Southern Air continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company (the "Merger"). The Merger is subject to customary closing conditions, including but not limited to approval by the U.S. Department of Transportation, and the purchase price is subject to customary working capital and other adjustments, as set forth in the Agreement and Plan of Merger. A copy of the Company’s press release is attached hereto as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99 - Atlas Air Worldwide Holdings, Inc. Press Release, dated January 19, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

January 19, 2016	By:	/s/ Adam R. Kokas

Name: Adam R. Kokas
Title: Executive Vice President, General Counsel, Secretary and Chief Human Resources Officer

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Exhibit Index

Exhibit No.	Description

99	Atlas Air Worldwide Holdings, Inc. Press Release, dated January 19, 2016